Exhibit 10.1

June 30, 2024

Mr. James L. Dolan

Sphere Entertainment Co.

Two Pennsylvania Plaza

New York, NY 10121

Dear Jim:

This letter agreement (the “Agreement”), effective as of July 1, 2024 (the “Effective Date”), will confirm the terms of your continued employment with Sphere Entertainment Co. (the “Company”).

1.

Your title continues to be Executive Chairman and Chief Executive Officer and you will report to the Company’s Board of Directors (the “Board”). It is expected that you will continue to be nominated for election as a director of the Company during the period you serve as Executive Chairman and Chief Executive Officer. Subject to the provisions of this paragraph, you agree to devote your business time and attention to the business and affairs of the Company. The Company understands that you are a party to an Employment Agreement with each of Madison Square Garden Entertainment Corp. (“MSGE”) and Madison Square Garden Sports Corp. (“MSGS”) and recognizes and agrees that your responsibilities to MSGE and MSGS will preclude you from devoting substantially all of your time and attention to the Company’s affairs. However, the Company understands, and you agree, that you will not take on another significant and substantial employment role outside of these three entities (the Company, MSGE and MSGS) and/or their respective subsidiaries, and that you will devote to the Company’s affairs a sufficiently substantial portion of your time and attention as may be reasonably necessary to accomplish the objectives of your strategic and operational role for the Company as identified in this Agreement and as mutually agreed between yourself and the Company from time to time (and cooperate with the Company annually in reviewing the foregoing). In addition, as recognized in Article Tenth of the Company’s Amended and Restated Certificate of Incorporation and the Policy Concerning Certain Matters Relating to the Company, MSGE, MSGS and AMC Networks Inc. (“AMC”), Including Responsibilities of Overlapping Directors and Officers (together, the “Overlap Policy”), there may be certain potential conflicts of interest and fiduciary duty issues associated with your roles at the Company, MSGE, MSGS and AMC. The Company recognizes and agrees that none of (i) your responsibilities at the Company, MSGE and MSGS (and at their respective subsidiaries and controlled affiliates), (ii) your responsibilities at AMC (and its subsidiaries and controlled affiliates) in your capacity as non-executive chairman of the board of AMC, (iii) your inability to devote substantially all of your time and attention to the Company’s (and its subsidiaries’ and controlled affiliates’) affairs, (iv) the actual or potential conflicts of interest and fiduciary duty issues that are waived in the Overlap Policy or (v) any actions taken, or omitted to be taken, by you in good faith to comply with your duties and responsibilities to the Company (and its subsidiaries and controlled affiliates) in light of your responsibilities to the Company, MSGE and MSGS (and their respective subsidiaries and controlled affiliates) and your responsibilities to AMC (and its subsidiaries and controlled affiliates) in your capacity as non-executive chairman of the board of directors of AMC, shall be deemed to be a breach by you of your obligations under this Agreement (including your obligations under Annex A) nor shall any of the foregoing constitute “Cause” as such term is defined in Paragraph 10. Consistent with the foregoing, nothing herein shall preclude you from (i) in addition to serving as a member of the board of directors of the Company, MSGE, and MSGS (and their respective subsidiaries and controlled affiliates) and serving as a member of the board of directors of AMC, serving as a member of the board of directors or advisory board (or their equivalents in the case of a non-corporate entity) of up to one non-competing business with the approval of the Board (such approval not to be unreasonably withheld and such service to be subject to customary covenants around confidentiality and corporate opportunities) and one charity (for which no further Board approval shall be required), (ii) serving or continuing to serve as chairman of the board of the Company, MSGE and MSGS (and their respective subsidiaries and controlled affiliates) and serving or continuing to serve as non-executive chairman of the board of AMC, (iii) engaging in charitable activities and community affairs, and (iv) managing your personal investments and affairs; provided, however, that the activities set out in clauses (i), (iii) and (iv) shall be limited by you so as not to interfere with the performance of your duties and responsibilities hereunder, including compliance with the covenants set forth in Appendix A, other than in the case of clauses (iii) and (iv) de minimis interference. For the purposes of this Agreement, the term “controlled affiliate” means any person or entity of any type whatsoever that is controlled directly or indirectly by any other person or entity of any type whatsoever (or one or more its intermediaries), as a result of such other person or entity (or its intermediary) possessing the direct or indirect power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract, or otherwise.

2.

Your annual base salary will be not less than $230,000 annually, paid bi-weekly, subject to annual review and potential increase by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) in its discretion. The Compensation Committee will continue to review your compensation package on an annual basis to ensure you are paid consistently with the market for other similarly situated executives as well as external data.

3.

You will also participate in our discretionary annual bonus program with an annual target bonus opportunity equal to not less than 200% of your annual base salary (with such target bonus opportunity effective for the current fiscal year). Bonus payments depend on a number of factors including Company, unit and individual performance. However, the decision of whether or not to pay a bonus, and the amount of that bonus, if any, is made by the Compensation Committee in its sole discretion. Annual bonuses are typically paid in the first fiscal quarter of the subsequent fiscal year. Except as otherwise provided herein, in order to receive a bonus, you must be employed by the Company at the time bonuses are being paid. Notwithstanding the foregoing, if your employment with the Company ends on or after the Scheduled Expiration Date set forth in this Agreement (as defined below), you shall be paid your bonus for the fiscal year ending June 30, 2027, based on your base salary rate in effect on June 30, 2027, and payable at such time as bonuses are generally paid to the Company’s similarly situated active executives, if any, which bonus shall be subject to Company and your business unit performance for that fiscal year as determined by the Company in its sole discretion, but without adjustment for your individual performance.

4.

(a) In lieu of your participation in any annual equity and other long-term incentive programs that are made available in the future to similarly situated executives at the Company, for the period commencing with the Company’s fiscal year starting July 1, 2024 (“FY 2025”) and continuing through to June 30, 2027, you shall instead receive the following non-qualified performance vesting options to purchase shares of the Company’s Class A Common Stock, par value $0.01 per share (each, a “Share” and collectively, the “Shares”) under the Company’s 2020 Employee Stock Plan, as amended (the “Stock Plan”), pursuant to an award agreement in the form attached hereto as Annex B (the “Performance Vesting Options”) and with a per share exercise price equal to the Fair Market Value (as defined in the Stock Plan) on the date of grant, subject to your continuous employment with the Company from the Effective Date through the date of grant.

(i)	Performance Vesting Options to purchase 1,800,000 Shares to be granted on the Effective Date; and

(ii)

Performance Vesting Options to purchase 984,700 Shares (the “2025 Options Grant”) to be granted on the first business day of the 2025 calendar year (i.e., January 2, 2025); provided that if material non-public information exists at the time the grant of the 2025 Options Grant is to be made in accordance with this Paragraph 4(a)(ii), the Committee shall have the discretion to delay the 2025 Options Grant for up to five (5) business days after the date on which no such material non-public information exists.

The Performance Vesting Options shall be granted subject to approval by the Company’s stockholders at the Company’s 2024 Annual Meeting of Stockholders of an amendment to the Stock Plan necessary to implement the award (the “Requisite Amendment”). The Company agrees to submit the Requisite

Amendment for approval by the Company’s stockholders at the Company’s 2024 Annual Meeting of Stockholders.

(b)

Solely in the event that the Company’s stockholders fail to approve the Requisite Amendment at the 2024 Annual Meeting of Stockholders, the Performance Vesting Options shall be cancelled in their entirety without any consideration (or, in the case of the 2025 Options Grant, shall not be granted) and, commencing with FY 2025, you will, subject to your continued employment by the Company and actual grant by the Compensation Committee, participate in such equity and other long-term incentive programs that are made available in the future to similarly situated executives at the Company but subject to the terms of this Paragraph. Solely in the event that the Company’s stockholders fail to approve the Requisite Amendment at the 2024 Annual Meeting of Stockholders, commencing with FY 2025, it is expected that such awards will consist of annual grants of cash and/or equity awards with an annual target value of not less than $11.77 million, as determined by the Compensation Committee in its discretion. All awards described in this Paragraph 4(b), in addition to being subject to actual grant by the Compensation Committee, would be pursuant to the applicable plan document and would be subject to any terms and conditions established by the Compensation Committee in its sole discretion that would be detailed in separate agreements you would receive after any award is actually made; provided, however, that such terms and conditions shall be consistent with those awards granted to similarly situated executives (subject to any more favorable terms set forth in this Agreement). Long-term incentive awards described in this Paragraph 4(b) are currently expected to be subject to three-year vesting.

5.

While you are employed by MSGE, you will not be eligible to participate in the Company’s benefits program except as provided below. If your employment with MSGE terminates while you remain employed by the Company, you will be eligible to participate in the Company’s standard benefits programs, subject to meeting the relevant eligibility requirements, payment of the required premiums, and the terms of the plans themselves. Notwithstanding the first sentence of this Paragraph 5, you will continue to be eligible to participate in the Company’s Excess Savings Plan and Executive Deferred Compensation Plan and your full Company base salary will be used to determine the applicable benefits under the Company’s Excess Savings Plan. You will also continue to be eligible for paid time off to be accrued and used in accordance with Company policy, which currently allows for time off on a flexible and unlimited basis. You will also be entitled to reimbursement of business expenses upon submission of appropriate documentation in accordance with Company policy.

6.

If your employment with the Company is terminated on or prior to June 30, 2027 (the “Scheduled Expiration Date”): (i) by the Company (other than for “Cause”); or (ii) by you for “Good Reason” (other than if “Cause” then exists); then, subject to your execution and delivery, within 60 days after the date of termination of your employment, and non-revocation (within any applicable revocation period) of the Separation Agreement (as defined below), the Company will provide you with the following:

(a)

Severance in an amount to be determined by the Company (the “Severance Amount”), but in no event less than two (2) times the sum of your annual base salary and your annual target bonus as in effect at the time your employment terminates. Sixty percent (60%) of the Severance Amount will be payable to you on the six-month anniversary of the date your employment so terminates (the “Termination Date”) and the remaining forty percent (40%) of the Severance Amount will be payable to you on the twelve-month anniversary of the Termination Date;

(b)

Any unpaid annual bonus for the Company’s fiscal year prior to the fiscal year which includes your Termination Date, and a pro-rated bonus based on the amount of your base salary actually earned by you during the Company’s fiscal year through the Termination Date, each of which will be paid to you when such bonuses are generally paid to similarly situated active executives and will be based on your then current annual target bonus as well as Company and your business unit performance for the applicable fiscal year (which performance will be evaluated on the same business unit performance standards as are applied to other executive officers of the Company in respect of the payment of bonuses for such year) as determined by the Compensation Committee in its sole discretion, but without adjustment for your individual performance;

(c)

Each of your then-outstanding and not yet vested long-term cash awards (including any deferred compensation awards under the long-term cash award programs) granted under the plans of the Company, if any, shall immediately vest in full and shall be payable to you at the same time as such awards are paid to active executives of the Company, and the payment amount of such award shall be to the same extent that other similarly situated active executives receive payment as determined by the Compensation Committee (subject to satisfaction of any applicable performance criteria but without adjustment for your individual performance);

(d)

(i) Except with respect to the Performance Vesting Options and the performance stock option award granted to you on October 20, 2023, all of the time-based restrictions on each of your then-outstanding and not-yet vested restricted stock or restricted stock unit awards granted to you under the plans of the Company, if any, shall immediately be eliminated, (ii) payment and deliveries with respect to your restricted stock that are not subject to performance criteria or are subject to performance criteria that have previously been satisfied (as certified by the Compensation Committee) shall be made immediately after the effective date of the Separation Agreement, (iii) payment and deliveries with respect to your restricted stock units that are not subject to performance criteria or are subject to performance criteria that have previously been satisfied (as certified by the Compensation Committee) shall be made on the 90th day after the termination of your employment and (iv) payments or deliveries with respect to your restricted stock and restricted stock units that are subject to performance criteria that have not yet been satisfied shall be made on the 90th day after the applicable performance criteria is certified by the Compensation Committee as having been satisfied; and

(e)

Except with respect to the Performance Vesting Options and the performance stock option award granted to you on October 20, 2023, each of your then-outstanding and not yet vested stock options and stock appreciation awards, if any, under the plans of the Company shall immediately vest and become exercisable, and you shall have the right to exercise each of those options and stock appreciation awards for the remainder of the term of such option or award.

Notwithstanding anything in this Agreement to the contrary, the Performance Vesting Options and the performance stock option award granted to you on October 20, 2023, are governed solely by the terms and conditions of the applicable award agreements, without change or amendment, and nothing in this Agreement shall impact any such terms and conditions.

If you die after a termination of your employment that is subject to this Paragraph 6, your estate or beneficiaries will be provided with any remaining benefits and rights under this Paragraph 6.

7.

(a) If you cease to be an employee of the Company prior to the Scheduled Expiration Date as a result of your death or your Disability (as defined in the Company’s Long Term Disability Plan), and at such time Cause does not exist, then, subject (other than in the case of death) to your execution and delivery, within 60 days after the date of termination of your employment, and non-revocation (within any applicable revocation period) of the Separation Agreement, you or your estate or beneficiary shall be provided with the benefits and rights set forth in Paragraphs 6(b), (d) and (e) above, and each of your outstanding long-term cash awards granted under the plans of the Company shall immediately vest in full, whether or not subject to performance criteria and shall be payable on the 90th day after the termination of your employment; provided, that if any such award is subject to any performance criteria, then (i) if the measurement period for such performance criteria has not yet been fully completed, then the payment amount shall be at the target amount for such award and (ii) if the measurement period for such performance criteria has already been fully completed, then the payment of such award shall be at the same time and to the extent that other similarly situated executives receive payment as determined by the Compensation Committee (subject to satisfaction of the applicable performance criteria).

(b) If, prior to or after the Scheduled Expiration Date, you cease to be employed by the Company for any reason other than your being terminated for Cause, you shall have three years to exercise outstanding stock options and stock appreciation awards, unless you are afforded a longer period for exercise pursuant to another provision of this Agreement or any applicable award letter, but in no event exercisable after the end of the applicable regularly scheduled term (except in the case of death, as may otherwise be permitted under the applicable Employee Stock Plan or award letter).

(c) If, after the Scheduled Expiration Date, your employment with the Company is terminated (i) by the Company without Cause, (ii) by you for Good Reason, or (iii) as a result of your death or Disability, and at the time of any such termination described in clause (i), (ii) or (iii), Cause does not exist, then, subject (other than in the case of your death) to your execution and delivery, within 60 days after the date of termination of your employment, and non-revocation (within any applicable revocation period) of the Separation Agreement, each of your then outstanding long term cash awards and equity awards (including restricted stock, restricted stock units, options and stock appreciation rights) that was awarded prior to the Scheduled Expiration Date shall vest and/or be payable as set forth in Paragraphs 6(c), (d) and (e) above.

(d) Upon the termination of your employment with the Company, the Company shall pay you any unpaid base salary through the date of termination by no later than the next payroll period, and shall reimburse you for any unreimbursed expenses incurred through the date of termination in accordance with the Company’s reimbursement policy. Except as otherwise specifically provided in this Agreement, your rights to benefits and payments under the Company’s pension and welfare plans (other than severance benefits) and any outstanding long-term cash or equity awards shall be determined in accordance with the then current terms and provisions of such plans, agreements and awards under which such benefits and payments (including such long-term cash or equity awards) were granted.

8.

For purposes hereof, “Separation Agreement” shall mean the Company’s standard severance agreement (modified to reflect the terms of this Agreement) which will include, without limitation, the provisions set forth in Paragraphs 6, 7 and 9 hereof and Annex A hereto regarding non-compete (limited to one year), non-disparagement, non-hire/non-solicitation, confidentiality (including, without limitation, the last paragraph of Section 3 of Annex A), and further cooperation obligations and restrictions on you (with Company reimbursement of your associated expenses and payment for your services as described in Annex A in connection with any required post-employment cooperation) as well as a general release by you of the Company and its subsidiaries and controlled affiliates (and their respective directors and officers), but shall otherwise contain no post-employment covenants unless agreed to by you. The Company shall provide you with the form of Separation Agreement within seven days of your termination of employment. For avoidance of doubt, the general release contained in the Separation Agreement will include reasonable customary carve-outs in light of then-existing circumstances, including carve-outs for (i) your rights, if any, of indemnification, whether under the Company’s Amended and Restated Certificate of Incorporation, under your indemnification agreement with the Company or under the certificates of incorporation, bylaws, operating agreements, partnership agreements or similar governance documents with different names or policies of the Company’s subsidiaries or controlled affiliates, (ii) your rights, if any, under any applicable directors’ and officers’ insurance policy, (iii) your rights, if any, to accrued vested benefits under applicable benefit plans of the Company, any subsidiary or any controlled affiliate, which will remain payable in accordance with the terms and conditions of such plans, (iv) your rights, if any, to payments or benefits under the Separation Agreement, (v) your rights, if any, as a holder of equity securities or equity derivatives of the Company or its subsidiaries or controlled affiliates, in each case, subject to the terms and conditions of any award agreement or other document governing such equity securities or equity derivatives or (vi) rights, if any, that cannot be released by law.

9.

Except as otherwise set forth in Paragraphs 6 and 7 hereof, in connection with any termination of your employment, your then outstanding equity and cash incentive awards shall be treated in accordance with their terms and, other than as provided in this Agreement, you shall not be eligible for severance benefits under any other plan, program or policy of the Company. Nothing in this Agreement is intended to limit any more favorable rights that you may be entitled to under your equity and cash incentive award agreements, including, without limitation, your rights in the event of a termination of your employment, a “Going Private Transaction” or a “Change of Control” (as those terms are defined in the applicable award agreement).

10.

For purposes of this Agreement, “Cause” means your (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof, or (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any crime involving moral turpitude or any felony.

For purposes of this Agreement, “Good Reason” means that (1) without your written consent and other than by your own causation, (A) your annual base salary or annual target bonus (as each may be increased from time to time in the Compensation Committee’s sole discretion) is reduced, (B) you are no longer the Executive Chairman and Chief Executive Officer of the Company, (C) you no longer report directly to the Board of Directors of the Company, (D) the Company requires that your principal office be located outside of Nassau County or the Borough of Manhattan, (E) the Company materially breaches its obligations to you under this Agreement (which shall be deemed to include the Company’s failure to grant the 2025 Options Grant in accordance with, and to the extent required under, Paragraph 4(a) of this Agreement, for reasons other than the failure of the Company’s stockholders to approve the Requisite Amendment at the Company’s 2024 Annual Meeting of Stockholders, provided that the Company’s has submitted the Requisite Amendment for approval by the Company’s stockholders at the Company’s 2024 Annual Meeting of Stockholders); or (F) your responsibilities as in effect immediately after the Effective Date are thereafter materially diminished, (2) you have given the Company written notice, referring specifically to this Agreement and definition, that you do not consent to such action, (3) the Company has not corrected such action within 30 days of receiving such notice, and (4) you voluntarily terminate your employment with the Company within 90 days following the happening of the action described in subsection (1) above.

11.

This Agreement does not constitute a guarantee of employment for any definite period. Your employment is at will and may be terminated by you or the Company at any time, with or without notice or reason, provided that in order for you to terminate your employment without Good Reason, you agree to provide the Company with at least 60 days prior written notice.

12.

The Company may withhold from any payment due to you any taxes required to be withheld under any law, rule or regulation. If any payment otherwise due to you hereunder would result in the imposition of the excise tax imposed by Section 4999 of the Code, the Company will instead pay you either (i) such amount or (ii) the maximum amount that could be paid to you without the imposition of the excise tax, depending on whichever amount results in your receiving the greater amount of after-tax proceeds. In the event that the payments and benefits payable to you would be reduced as provided in the previous sentence, then such reduction will be determined in a manner which has the least economic cost to you and, to the extent the economic cost is equivalent, such payments or benefits will be reduced in the inverse order of when the payments or benefits would have been made to you (i.e. later payments will be reduced first) until the reduction specified is achieved. If the Company elects to retain any accounting or similar firm to provide assistance in calculating any such amounts, the Company shall be responsible for the costs of any such firm.

13.

It is intended that this Agreement will comply with or be exempt from Section 409A, and that this Agreement shall be interpreted on a basis consistent with such intent. Any payment or benefit under Paragraph 6 or 7 of this Agreement that is payable to you by reason of your termination of employment shall be made or provided to you only upon a “separation from services” as defined for purposes of Section 409A under applicable regulation, provided that the service recipient and the employer for this purpose shall be the service recipient as defined by Treasury Regulation Section 1.409A-1(g). If and to the extent that any payment or benefit under this Agreement, or any plan, award or arrangement of the Company or its affiliates, constitutes “non-qualified deferred compensation” subject to Section 409A and is payable to you by reason of your termination of employment, then if you are a “specified employee” (within the meaning of Section 409A as determined by the Company), (i) any payments will not be made to you and instead will be made to a trust in compliance with Rev. Proc. 92-64 (the “Rabbi Trust”), provided, however, that no payment will be made to the Rabbi Trust if it would be contrary to law or cause you to incur additional tax under Section 409A, (ii) any benefits will be delayed, and (iii) such payments or benefits shall not be made or provided to you before the date that is six months after the date of your separation from service (or your earlier death). Any amount not paid or benefit not provided in respect of the six month period specified in the preceding sentence will be paid to you, together with interest on such delayed amount at a rate equal to the average of the one-year SOFR fixed rate equivalent for the ten business days prior to the date of your employment termination, in a lump sum or provided to you as soon as practicable after the expiration of such six month period. Each payment or benefit provided under this Agreement shall be treated as a separate payment for purposes of Section 409A to the extent Section 409A applies to such payment. If the Rabbi Trust has not been established at the time of the termination of your employment, you may select an institution to serve as the trustee of the Rabbi Trust (so long as the institution is reasonably acceptable to the Company). You may negotiate such terms with the trustee as are customary for such arrangements and reasonably acceptable to the Company. The Company will bear all costs related to the establishment and operation of the Rabbi Trust, including your attorney’s fees. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation. In no event shall the timing of your execution of a Separation Agreement, directly or indirectly, result in your designating the calendar year of payment, and if a payment that is subject to execution of a Separation Agreement could be made in more than one taxable year, payment shall be made in the later taxable year.

14.

To the extent you are entitled to any expense reimbursement from the Company that is subject to Section 409A, (i) the amount of any such expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except under any lifetime limit applicable to expenses for medical care), (ii) in no event shall any such expense be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expense, and (iii) in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit.

15.

The Company will not take any action, or omit to take any action, that would expose any payment or benefit to you to the additional tax of Section 409A, unless (i) the Company is obligated to take the action under an agreement, plan or arrangement to which you are a party, (ii) you request the action, (iii) the Company advises you in writing that the action may result in the imposition of the additional tax and (iv) you subsequently request the action in a writing that acknowledges you will be responsible for any effect of the action under Section 409A. The Company will hold you harmless for any action it may take or omission in violation of this Paragraph 15, including any attorney’s fees you may incur in enforcing your rights.

16.

It is our intention that the benefits and rights to which you could become entitled in connection with termination of employment be exempt from or comply with Section 409A. If you or the Company believes, at any time, that any of such benefit or right is not exempt or does not comply, it will promptly advise the other and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it complies (with the most limited possible economic effect on you and on the Company).

17.

This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The rights or obligations of the Company under this Agreement may only be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of Company and such assignee or transferee assumes the liabilities and duties of Company, as contained in this Agreement, either contractually or as a matter of law.

18.

To the extent permitted by law, you and the Company waive any and all rights to a jury trial with respect to any matter relating to this Agreement (including the covenants set forth in Annex A hereof). This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.

19.

Both the Company and you hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America in each case located in the City of New York, Borough of Manhattan, solely in respect of the interpretation and enforcement of the provisions of this Agreement, and each party hereby waives, and agrees not to assert, as a defense that either party, as appropriate, is not subject thereto or that the venue thereof may not be appropriate. You and the Company each agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.

20.

This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. It is the parties’ intention that this Agreement not be construed more strictly with regard to you or the Company.

21.

This Agreement (including Annex A and Annex B) and your existing indemnification agreement with the Company reflect the entire understanding and agreement of you and the Company with respect to the subject matter hereof and supersede all prior understandings or agreements relating thereto, including without limitation your prior agreement with the Company dated December 27, 2021, as amended (the “Prior Agreement”); provided, however, that (i) each party shall be entitled to retain (without duplication) any of its respective rights that accrued under the Prior Agreement prior to the Effective Date, and (ii) you shall remain entitled to retain your outstanding prior equity award agreements, subject, in the case of clauses (i) and (ii), to the terms and conditions of such agreements.

22.

The Company hereby agrees that it shall indemnify you and hold you harmless to the fullest extent provided in the Company’s Amended and Restated Certificate of Incorporation and on the same terms as those applicable to other similarly situated executives. In addition, the Company agrees to maintain a director’s and officer’s liability insurance policy or policies covering you at a level and on terms and conditions no less favorable than the Company provides its directors and senior level officers currently (subject to any future improvement in such terms and conditions) until such time as legal or regulatory action against you are no longer permitted by law.

23.	This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement.

24.

All notices between the parties will be in writing and will be deemed received when delivered in person or by electronic mail or facsimile or five (5) days after being deposited in the mail, postage prepaid, certified or registered mail addressed to the other party at the corporate headquarters of the Company, or at such other address as such party may supply by written notice to the other. Any notice to the Company will be sent to the Company’s General Counsel at the corporate headquarters of the Company, with a copy to legalnotices@msg.com. Any notice to you will be sent to your corporate email address on file with the Company, with a copy to Kenneth A. Lefkowitz at ken.lefkowitz@hugheshubbard.com. This Paragraph 24 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

25.

The Company will pay or reimburse you for the reasonable fees of your legal advisers and compensation consultants incurred by you in the negotiation and preparation of this Agreement and related documents, up to a maximum of $100,000, upon presentation of appropriate documentation.

26.

This Agreement will automatically terminate, and be of no further force or effect, on the Scheduled Expiration Date; provided, however, that the provisions of Paragraphs 6 through 10, 12 through 26, Annex A, and any amounts earned but not yet paid to you pursuant to the terms of this Agreement as of the Scheduled Expiration Date shall survive the termination of the Agreement and remain binding on you and the Company in accordance with their terms.

[Signature Page Follows]

Sincerely,

SPHERE ENTERTAINMENT CO.

/s/ David Byrnes
By: David Byrnes
Title: Executive Vice President, Chief Financial Officer and Treasurer

Accepted and Agreed:

/s/ James L. Dolan
James L. Dolan

[Signature Page to James Dolan Employment Agreement – Sphere Entertainment Co.]

ANNEX A

ADDITIONAL COVENANTS

(This Annex constitutes part of the Agreement)

You agree to comply with the following covenants in addition to those set forth in the Agreement.

1.	CONFIDENTIALITY

You agree to retain in strict confidence and not divulge, disseminate, copy or disclose to any third party any Confidential Information, other than for legitimate business purposes of the Company and its subsidiaries. As used herein, “Confidential Information” means any non-public information that is material or of a confidential, proprietary, commercially sensitive or personal nature of, or regarding, the Company or any of its subsidiaries or any current or former director, officer or member of senior management of any of the foregoing (collectively “Covered Parties”). The term Confidential Information includes information in written, digital, oral or any other format and includes, but is not limited to (i) information designated or treated as confidential; (ii) budgets, plans, forecasts or other financial or accounting data; (iii) subscriber, customer, guest, fan, vendor, sponsor, marketing affiliate or shareholder lists or data; (iv) financial, technical or strategic information regarding the Covered Parties’ programming, carriage agreements and arrangements, affiliation and/or other distribution arrangements, live streaming, advertising, entertainment, theatrical, or other businesses; (v) advertising, sponsorship, business, sales or marketing tactics, strategies or information; (vi) policies, practices, procedures or techniques; (vii) trade secrets or other intellectual property; (viii) information, theories or strategies relating to litigation, arbitration, mediation, investigations or matters relating to governmental authorities; (ix) terms of agreements with third parties and third party trade secrets; (x) information regarding employees, talent, announcers and commentators, players, coaches, agents, consultants, advisors or representatives, including their compensation or other human resources policies and procedures; (xi) information or strategies relating to any potential or actual business development transactions and/or any potential or actual business acquisition, divestiture or joint venture, and (xii) any other information the disclosure of which may have an adverse effect on the Covered Parties’ business reputation, operations or competitive position, reputation or standing in the community.

If disclosed, Confidential Information could have an adverse effect on the Company’s standing in the community, its business reputation, operations or competitive position or the standing, reputation, operations or competitive position of any of its controlled affiliates, subsidiaries, officers, directors, employees, coaches, consultants or agents or any of the Covered Parties.

Notwithstanding the foregoing, the obligations of this Section 1, other than with respect to subscriber information, shall not apply to Confidential Information which is:

a)	already in the public domain or which enters the public domain other than by your breach of this Section 1;

b)	disclosed to you by a third party with the right to disclose it in good faith; or

c)	specifically exempted in writing by the Company from the applicability of this Agreement.

Notwithstanding anything elsewhere in this Agreement, including this Section 1 and Section 3 below, you are hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to your attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order. Furthermore, you are authorized to make any disclosure required of you by any federal, state and local laws or judicial, arbitral or governmental agency proceedings (including making truthful statements in connection with a judicial or arbitral proceeding to enforce your rights under this Agreement, to the extent reasonably required and made in good faith), after, to the extent legal, providing the Company with prior written notice and an opportunity to respond prior to such disclosure. In addition, this Agreement in no way restricts or prevents you from providing truthful testimony concerning the Company or any Covered Parties to judicial, administrative, regulatory or other governmental authorities. Notwithstanding the foregoing, you recognize that, in connection with the provision of information to any governmental entity, you must inform such governmental entity that the information you are providing is confidential. Despite the foregoing, you are not permitted to reveal to any third party, including any governmental entity, information you came to learn during your service to the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

2.	NON-COMPETE

You acknowledge that due to your executive position in the Company and your knowledge of the Company’s and its subsidiaries’ and controlled affiliates’ confidential and proprietary information, your employment or affiliation with certain entities would be irreparably harmful and detrimental to the Company and/or its subsidiaries or controlled affiliates. During your employment with the Company and thereafter through the first anniversary of the date on which your employment with the Company is terminated by the Company or you for any reason, you agree not to (other than with the prior written consent of the Company), represent, become employed by, consult to, advise in any manner or have any material interest in any business directly or indirectly in any Competitive Entity (as defined below). A “Competitive Entity” shall mean any person or entity that (1) is engaged in the business then conducted by the Company or its subsidiaries or controlled affiliates, which, as of the date of this Agreement includes or, is anticipated to include, without limitation, any arena, stadium, concert venue, concert promoter, theatrical producer, or similar or related business (e.g. Internet sites in connection therewith) within the United States or within any other country in which the Company or its subsidiaries or controlled affiliates has any competing business or from which such business, person or entity competes with any of the Company’s or subsidiaries’ or controlled affiliates’ domestic businesses, or any regional sports network (that operates primarily in New York, New Jersey or Connecticut), or (2) is an affiliate of a person or entity described in clause (1). The ownership by you of not more than 1% of the outstanding equity of any publicly traded company shall not, by itself, be a violation of this Section 2.

3.	ADDITIONAL UNDERSTANDINGS

You agree, for yourself and others acting on your behalf, that you (and they) have not disparaged and will not disparage, make negative statements about (either “on the record” or “off the record”), or act in any manner which is intended to or does damage to the good will of, or the business or personal reputations of the Company or any of its incumbent or former officers, directors, agents, consultants, employees, successors and assigns or any of the Covered Parties. Notwithstanding the foregoing, you are authorized to provide information to, file a charge with and participate in an investigation conducted by any governmental agency, and you do not need the Company’s permission to do so.

The Company agrees that, except as necessary to comply with applicable law or the rules of the New York Stock Exchange or any other stock exchange on which the Company’s stock may be traded (and any public statements made in good faith by the Company in connection therewith), it and its corporate officers and directors, employees in its public relations department or third party public relations representatives retained by the Company will not disparage you or make negative statements in the press or other media which are damaging to your business or personal reputation. In the event that the Company so disparages you or makes such negative statements, then notwithstanding the “Additional Understandings” provision to the contrary, you may make a proportional response thereto. Notwithstanding the foregoing, the Company is authorized to provide information to, file a charge with and participate in an investigation conducted by any governmental agency, and the Company does not need your permission to do so.

In addition, you agree that the Company is the owner of all rights, title and interest in and to all documents, tapes, videos, designs, plans, formulas, models, processes, computer programs, inventions (whether patentable or not), schematics, music, lyrics and other technical, business, financial, advertising, sales, marketing, customer or product development plans, forecasts, strategies, information and materials (in any medium whatsoever) developed or prepared by you or with your cooperation in connection with your employment by the Company (the

“Materials”). For purposes of clarity, Materials shall not include any music or lyrics written (in the past or in the future) by you, and shall not include any documents, tapes or videos that relate to such music or lyrics or the performance of such music or lyrics other than music or lyrics written in connection with your employment. The Company will have the sole and exclusive authority to use the Materials in any manner that it deems appropriate, in perpetuity, without additional payment to you.

If requested by the Company, you agree to deliver to the Company upon the termination of your employment, or at any earlier time the Company may request, all memoranda, notes, plans, files, records, reports, and software and other documents and data (and copies thereof regardless of the form thereof (including electronic copies)) containing, reflecting or derived from Confidential Information or the Materials of the Company or any of its subsidiaries or controlled affiliates which you may then possess or have under your control as a result of your performance of services for the Company or any of its subsidiaries or controlled affiliates. If so requested, you shall provide to the Company a signed statement confirming that you have fully complied with this Section 3. Notwithstanding the foregoing, you shall be entitled to retain your contacts, calendars and personal diaries and any materials needed for your tax return preparation or related to your compensation.

4.	FURTHER COOPERATION

Following the date of termination of your employment with the Company (the “Expiration Date”), you will no longer provide any regular services to the Company or represent yourself as a Company agent. If, however, the Company so requests, you agree to cooperate fully with the Company in connection with any matter with which you were involved prior to the Expiration Date, or in any litigation or administrative proceedings or appeals (including any preparation therefore) where the Company believes that your personal knowledge, attendance and participation could be beneficial to the Company. This cooperation includes, without limitation, participation on behalf of the Company in any litigation or administrative proceeding brought by any former or existing Company employees, representatives, agents or vendors. The Company will pay you for your services rendered under this provision at the rate of $11,500 per day for each day or part thereof, within 30 days of the approval of the invoice therefor; provided that, if you provide services on the same day for any of the Company, MSGE and MSGS, your daily rate shall not exceed $11,500 in the aggregate.

The Company will provide you with reasonable notice in connection with any cooperation it requires in accordance with this Section 4 and will take reasonable steps to schedule your cooperation in any such matters so as not to materially interfere with your other professional and personal commitments. The Company will reimburse you for any reasonable out-of-pocket expenses you reasonably incur in connection with the cooperation you provide hereunder as soon as practicable after you present appropriate documentation evidencing such expenses. You agree to provide the Company with an estimate of such expense before you incur the same.

5.	NON-HIRE OR SOLICIT

You agree not to hire, seek to hire, or cause any person or entity to hire or seek to hire (without the prior written consent of the Company),directly or indirectly (whether for your own interest or any other person or entity’s interest) any person who is or was in the prior six months an employee of the Company, or any of its subsidiaries, until the first anniversary of the date on which your employment is terminated by the Company or you for any reason; provided, that engaging in a general solicitation not specifically targeted at such employees shall not be prohibited hereby. This restriction does not apply to any former employee who was discharged by the Company or any of its affiliates. In addition, this restriction will not prevent you from providing references.

6.	ACKNOWLEDGMENTS

You acknowledge that the restrictions contained in this Annex A, in light of the nature of the Company’s business and your position and responsibilities, are reasonable and necessary to protect the legitimate interests of the Company. You acknowledge that the Company has no adequate remedy at law and would be irreparably harmed if you breach or threaten to breach the provisions of this Annex A, and therefore agree that the Company shall be entitled to injunctive relief, to prevent any breach or threatened breach of any of those provisions and to specific performance of the terms of each of such provisions in addition to any other legal or equitable remedy it may have. You further agree that you will not, in any equity proceeding relating to the enforcement of the provisions of this

Annex A, raise the defense that the Company has an adequate remedy at law. Nothing in this Annex A shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement. If it is determined that any of the provisions of this Annex A or any part thereof, is unenforceable because of the duration or scope (geographic or otherwise) of such provision, it is the intention of the parties that the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7.	SURVIVAL

The provisions of this Annex A shall survive any termination of your employment by the Company, by you or the expiration of the Agreement except as otherwise provided herein.

* * *

ANNEX B

FORM OF PERFORMANCE VESTING OPTIONS AGREEMENT

(This Annex constitutes part of the Agreement)

ANNEX B

FORM OF PERFORMANCE VESTING OPTION AGREEMENT

Dear James L. Dolan:

Pursuant to the 2020 Employee Stock Plan, as amended (the “Plan”) of Sphere Entertainment Co. (the “Company”), on [Date of Grant]1 (the “Grant Date”), you have been awarded nonqualified performance vesting options (the “Options”) to purchase [#Shares]2 shares of the Company’s Class A Common Stock, par value $.01 per share (“Class A Common Stock”) at an exercise price equal to the Fair Market Value of the Company’s Class A Common Stock on the Grant Date, subject to the vesting conditions set forth below. [The Options are granted subject to approval of the Plan, as amended in a manner necessary to implement the grant of the Options, by the Company’s stockholders at the Company’s 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”). In the event that the Plan is not approved by the Company’s stockholders at the 2024 Annual Meeting, the Options shall be cancelled in their entirety without any consideration.]3

Capitalized terms used but not defined in this agreement (this “Agreement”) have the meanings given to them in the Plan. The Options are granted subject to the terms and conditions set forth below and in the Plan:

1.

Vesting. Your Options (or the applicable portion thereof) will vest and become exercisable on the later of (1) [June 30, 20274] [the third anniversary of the Grant Date] (the “Service Condition”); and (2) the date on which the achievement of any of the price per share hurdles of the Company’s Class A Common Stock (the “Hurdles”) set forth in Appendix 2 to this Agreement have been attained during the period beginning on the Grant Date and ending on the fifth anniversary of the Grant Date (the “Performance Period”) in accordance with Appendix 2 of the Agreement (the “Performance Condition”) (the completion of both the Service Condition and achievement of any Hurdle under the Performance Condition, a “Vesting Date”); provided, in each case, that you have remained in the continuous employ of the Sphere Entertainment Group from the Grant Date through and including the applicable Vesting Date, except to the extent expressly set forth in Section 5 of this Agreement. For purposes of this Agreement, (a) the “Sphere Entertainment Group” means the Company and any of its Subsidiaries, and (b) “continuous employ” or “continuously employed” shall include continued employment by the Sphere Entertainment Group, including, without limitation, as either Chief Executive Officer and/or Executive Chairman (but not as an independent contractor or as a member of the Board of Directors of the Company).

2.	Fractional Securities. In the event that any fractional Options are payable upon the exercise of the Agreement, the Committee will have the full authority, subject to the

[1]	To be revised to reflect the actual date of grant for each award in accordance with Paragraph 4(a) of the Employment Agreement.
[2]	1,800,000 options to be granted on July 1, 2024 and 984,700 options to be granted at the time provided for in Paragraph 4(a)(ii) of the Employment Agreement (the “2025 Options Grant”).
[3]	To be deleted for the 2025 Options Grant if such approval is obtained at the 2024 Annual Meeting of Stockholders.
[4]	For the 2024 Options Grant.

terms of the Plan, to adjust the number of Options upward or downward to the nearest round number.

3.

Exercise. You may exercise the Options that become vested and exercisable by following such procedures as established by the Company from time to time, specifying the number of shares of Class A Common Stock as to which the Options are being exercised (the “Exercise Notice”). Unless the Compensation Committee of the Board of Directors of the Company (as more fully described in Section 16, the “Committee”) chooses to settle such exercise in cash, shares of Class A Common Stock, or a combination thereof pursuant to Section 4, you will be required to deliver to the Company, or such person as the Company may designate, within such time period as the Company may require, payment in full of the applicable exercise price and any taxes due on account of such exercise.

4.

Option Spread. Upon receipt of the Exercise Notice, the Committee may elect, in lieu of issuing shares of Class A Common Stock, to settle the exercise covered by such notice by paying you an amount equal to the product obtained by multiplying (i) the excess of the Fair Market Value of one (1) share of Class A Common Stock on the date of exercise over the per share exercise price of the Options subject to the Exercise Notice (the “Option Spread”) by (ii) the number of shares of Class A Common Stock specified in the Exercise Notice. The amount payable to you in these circumstances may be paid by the Company either in cash or in shares of Class A Common Stock having a Fair Market Value equal to the Option Spread, or a combination thereof, as the Company shall determine. Class A Common Stock used to pay the Option Spread pursuant to this Section 4 will be valued at the Fair Market Value as of the day the Exercise Notice is received by the Company.

5.	Expiration. The Options will terminate automatically and without further notice on the tenth (10th) anniversary of the Grant Date (the “Term”), or at any of the following dates, if earlier:

a.

with respect to those Options which are then unexercisable, the date upon which you are no longer continuously employed by the Sphere Entertainment Group (as determined under Section 1 of this Agreement) for any reason (including as a result of your resignation without Good Reason); provided that (I) upon your death while employed by the Sphere Entertainment Group, 25% of the unvested Options that have not vested based on the achievement of the Performance Condition during the Performance Period shall become immediately exercisable as of the date of your death (without regard to the Service Condition or the Performance Condition) and, with respect to the remainder of the unvested Options, the vesting requirements relating to the Service Condition shall be deemed satisfied on the date of your death, but the remainder of such unvested Options shall remain subject to the vesting requirements relating to the Performance Condition during the Performance Period, subject to your estate’s timely execution and non-revocation of a release of claims; and (II) upon your employment being terminated by the Sphere Entertainment Group due to your being Disabled, or as a result of the termination of your employment by the Sphere Entertainment Group without Cause (other than your being Disabled) or by you for Good Reason, the vesting requirements relating to the Service Condition shall be deemed satisfied on such termination date, but the Options shall remain subject to the vesting requirements relating to the Performance Condition during the Performance Period, in each case, subject to your timely execution and non-revocation of a release of claims and your compliance with your post-termination obligations under any applicable agreement between you and your Employer; and

b.

with respect to those Options which are then exercisable (or would become exercisable as of any applicable Vesting Date after giving effect to Section 5(a) above), (I) as a result of your termination of employment due to death following the Grant Date or as a result of the termination of your employment by the Sphere Entertainment Group without Cause or by you for Good Reason, or as a result of your termination as a result of being Disabled, the vested portion of such Options shall remain exercisable for the remainder of the Term and (II) in the event of your resignation of employment for any reason (other than by you for Good Reason) from the Sphere Entertainment Group on or after any applicable Vesting Date, the vested portion of such Options shall remain exercisable for the lesser of ninety (90) days following the date upon which you are no longer employed by the Sphere Entertainment Group or the remainder of the Term; or

c.	with respect to all your then outstanding Options, whether exercisable or unexercisable, the date upon which your employment with the Sphere Entertainment Group is terminated for Cause.

Notwithstanding anything herein to the contrary, the provisions of Sections 1, 4, and 5 shall supersede and replace any provisions in your employment agreement or any other agreement between you and your Employer relating to the vesting or exercisability of equity awards (including, without limitation, stock options) in their entirety.

6.	Definitions. For purposes of this Agreement:

a.	“Cause” shall have the meaning as set forth in your employment agreement with your Employer dated June 30, 2024.

b.

“Disabled” means that you received short term disability income replacement payments for six (6) months, and thereafter (A) have been determined to be disabled in accordance with your Employer’s long term disability plan in which employees of your Employer are generally able to participate, if one is in effect at such time or (B) to the extent no such long term disability plan exists, have been determined to have a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months as determined by the department or vendor directed by your Employer to determine eligibility for unpaid medical leave.

c.	“Employer” means the Company or any other entity comprising the Sphere Entertainment Group that employs you or to which you provide services.

d.	“Good Reason” shall have the meaning set forth in your employment agreement with your Employer dated June 30, 2024.

e.	“MSG Entertainment Group” means Madison Square Garden Entertainment Corp. (“MSG Entertainment”) and any of its Subsidiaries.

f.	“MSG Sports Group” means Madison Square Garden Sports Corp. (“MSG Sports”) and any of its Subsidiaries.

7.

Change of Control/Going-Private Transaction. As set forth in Appendix 1 attached hereto, the Options may be affected in the event of a Sphere Entertainment Change of Control or a going-private transaction with respect to the Company (each as defined in Appendix 1 attached hereto).

8.

Tax Representations and Tax Withholding. You hereby acknowledge that you have reviewed with your own tax advisors the federal, state and local tax consequences of exercising the Options and receiving shares of Class A Common Stock and cash. You hereby represent to the Sphere Entertainment Group that you are relying solely on such advisors and not on any statements or representations of the Sphere Entertainment Group, any of its Affiliates or any of their respective agents. If, in connection with the exercise of the Options, the Company is required to withhold any amounts by reason of any federal, state or local tax, such withholding shall be effected in accordance with Section 16 of the Plan.

9.

Section 409A. It is the intent that payments under this Agreement are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and that the Agreement be administered accordingly. Notwithstanding anything to the contrary contained in this Agreement, if and to the extent that any payment or benefit under this Agreement is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A of the Code (“Section 409A”) and is payable to you by reason of termination of your employment, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment or benefit shall not be made or provided before the date that is six (6) months after the date of your separation from service (or your earlier death).

10.	Transfer Restrictions. You may not transfer, assign, pledge or otherwise encumber the Options, other than to the extent provided in the Plan.

11.	Non-Qualification as ISO. The Options are not intended to qualify as “incentive stock options” within the meaning of Section 422A of the Code.

12.

Securities Law Acknowledgments. You hereby acknowledge and confirm to the Sphere Entertainment Group that (i) you are aware that the shares of Class A Common Stock are publicly-traded securities and (ii) the shares of Class A Common Stock issuable upon exercise of the Options may not be sold or otherwise transferred unless such sale or transfer is registered under the Securities Act of 1933, as amended, and the securities laws of any applicable state or other jurisdiction, or is exempt from such registration.

13.	Governing Law. This Agreement shall be deemed to be made under, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York.

14.

Jurisdiction and Venue. You hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the Southern District and Eastern District of the State of New York in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive, and agree not to assert, as a defense that you are not subject thereto or that the venue thereof may not be appropriate. You hereby agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.

15.

Right of Offset. You hereby agree that the Company shall have the right to offset against its obligation to deliver shares of Class A Common Stock, cash or other property under this Agreement to the extent that it does not constitute “non-qualified deferred compensation” pursuant to Section 409A, any outstanding amounts of whatever nature that you then owe to the Company or any of its Subsidiaries.

16.

The Committee. For purposes of this Agreement, the term “Committee” means the Compensation Committee of the Board of Directors of the Company or any replacement committee established under, and as more fully defined in, the Plan.

17.

Committee Discretion. The Committee has full discretion with respect to any actions to be taken or determinations to be made in connection with this Agreement, and its determinations shall be final, binding and conclusive.

18.

Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Agreement, except that the Committee shall not make any amendment or revision in a manner unfavorable to you (other than if immaterial), without your consent. No consent shall be required for amendments made pursuant to Section 11 of the Plan, except that, for purposes of Section 19 of the Plan, Section 7 of this Agreement and Appendix 1 of this Agreement are deemed to be “terms of an Award Agreement expressly refer[ring] to an Adjustment Event.” Any amendment of this Agreement shall be in writing and signed by an authorized member of the Committee or a person or persons designated by the Committee.

19.	Options Subject to the Plan. The Options granted by this Agreement are subject to the Plan.

20.

Entire Agreement. This Agreement and the Plan (including Appendices 1 and 2) constitute the entire understanding and agreement of you and the Company with respect to the Options covered hereby and supersede all prior understandings and agreements. Except as provided in Sections 5, 7 and 26, in the event of a conflict among the documents with respect to the terms and conditions of the Options covered hereby, the documents will be accorded the following order of authority: the terms and conditions of the Plan will have highest authority followed by the terms and conditions of this Agreement, followed by the terms and conditions of your employment agreement with the Company, if any.[5]

21.	Successors and Assigns. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Company and its successors and assigns.

22.

Waiver. No waiver by the Company at any time of any breach by you of, or compliance with, any term or condition of this Agreement or the Plan to be performed by you shall be deemed a waiver of the same term or condition, or of any similar or any dissimilar term or condition, whether at the same time or at any prior or subsequent time.

23.

Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.

24.

Exclusion from Compensation Calculation. By acceptance of this Agreement, you shall be deemed to be in agreement that all shares of Class A Common Stock and cash received upon each exercise of the Options shall be considered special incentive compensation and will be exempt from inclusion as “wages” or “salary” in pension, retirement, life insurance and other employee benefits arrangements of the MSG Entertainment Group, the Sphere Entertainment Group or the MSG Sports Group, except as determined otherwise by the MSG Entertainment Group, the Sphere Entertainment Group or the MSG Sports Group. In addition, each of your beneficiaries shall be deemed to be in agreement that all such shares of Class A Common Stock and cash will be exempt from inclusion in “wages” or “salary” for purposes of calculating benefits of any life insurance coverage sponsored by the MSG Entertainment Group, the Sphere Entertainment Group or the MSG Sports Group.

25.

No Right to Continued Employment/Service. Nothing contained in this Agreement or the Plan shall be construed to confer on you any right to continue in the employ of or service with the Sphere Entertainment Group, or derogate from the right of the Sphere Entertainment Group, to retire, request the resignation of, or discharge you, at any time, with or without Cause.

[5]

For the 2025 Options Grant: This Agreement shall continue to apply in accordance with its terms and conditions on or after the “Scheduled Expiration Date” of your employment agreement with your Employer dated June 30, 2024 (as defined therein), and all definitions in this Agreement that are defined by reference to your employment agreement with your Employer dated June 30, 2024, shall remain in effect regardless of whether an employment agreement is in effect on and after the “Scheduled Expiration Date.”

26.

Subsidiaries. For purposes of this Agreement, “Subsidiaries” means any entities that are controlled, directly or indirectly, by the Company, MSG Entertainment or MSG Sports, as applicable, or in which the Company, MSG Entertainment or MSG Sports, as applicable, owns, directly or indirectly, more than 50% of the equity interests.

27.	Headings. The headings in this Agreement are for purposes of convenience only and are not intended to define or limit the construction of the terms and conditions of this Agreement.

28.	Effective Date. Upon execution by you, this Agreement shall be effective from and as of the Grant Date.

29.

Signatures. Execution of this Agreement by the Company may be in the form of an electronic, manual or similar signature (including, without limitation, an electronic acknowledgement of acceptance), and such signature shall be treated as an original signature for all purposes.

[Remainder of the page intentionally left blank]

SPHERE ENTERTAINMENT CO.

By
Name:
Title:

By your electronic acknowledgement of acceptance, you (i) acknowledge that a complete copy of the Plan and an executed original of this Agreement have been made available to you and (ii) agree to all of the terms and conditions set forth in the Plan and this Agreement.

[Signature Page to Performance Vesting Stock Option Agreement]

Appendix 1

OPTION AGREEMENT

(This Appendix constitutes part of this Agreement)

1. In the event of a “Sphere Entertainment Change of Control” or a “going-private transaction” with respect to the Company, each as defined below, your entitlement to exercise the Options shall be as follows:

(A) If the Company or the “Sphere Entertainment Surviving Entity,” as defined below, has shares of common stock (or partnership units) traded on a national stock exchange or on the over-the-counter market as reported on the New York Stock Exchange or any other stock exchange, the Committee shall, (I) with respect to the Options that have met the achievement of any of the Hurdles set forth in Appendix 2 of the Agreement as of the date of the Sphere Entertainment Change of Control or a going-private transaction based upon the greater of (a) the per share stock price using the methodology set forth in Appendix 2 or (b) the “offer price per share”, the “acquisition price per share” or the “merger price per share”, each as defined below, whichever of such amounts is applicable and (II) with respect to twenty-five percent (25%) of any unvested Options that have not vested under this Paragraph 1(A)(I), in each case, to the extent that the Options have not been exercised and have not expired, (the Options under this Paragraph 1(A)(I) and (II), collectively, the “Outstanding Options”), no later than the effective date of the transaction which results in a Sphere Entertainment Change of Control or a going-private transaction with respect to the Company, either (i) convert your rights in the Outstanding Options into a right to receive an amount of cash equal to (a) the number of common shares subject or relating to the Outstanding Options multiplied by (b) the excess of (x) the Offer price per share, the Acquisition price per share or the Merger price per share, whichever of such amounts is applicable, over (y) the exercise price of the shares subject or relating to the Outstanding Options, or (ii) arrange to have the Sphere Entertainment Surviving Entity grant to you in substitution for your Outstanding Options an award of options for shares of common stock (or partnership units) of the Sphere Entertainment Surviving Entity on the same terms with a value equivalent to the Outstanding Options and which will, in the good faith determination of the Committee, provide you with an equivalent profit potential, as determined in a manner compliant with Section 409A.

(B) If the Company or the Sphere Entertainment Surviving Entity does not have shares of common stock (or partnership units) traded on a national stock exchange or on the over-the-counter market as reported on the New York Stock Exchange or any other stock exchange, the Committee shall convert your rights in the Outstanding Options into a right to receive an amount of cash equal to the amount calculated as per Paragraph 1(A)(i) above.

(C) The cash award provided in Paragraph 1(A)(i) or 1(B) shall become payable to you, and the substitute options of the Sphere Entertainment Surviving Entity provided in Paragraph 1(A)(ii) will become exercisable (1) with respect to the Outstanding Options that were not exercisable on the effective date of the Sphere Entertainment Change of Control or the going-private transaction with respect to the

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Company, as the case may be, at the earlier of (i) the date on which the Outstanding Options would otherwise have vested and become exercisable hereunder had they continued in effect or (ii) if, immediately prior to termination you were an employee of the Sphere Entertainment Group, the date on which your employment with the Sphere Entertainment Group or the Sphere Entertainment Surviving Entity is terminated (a) by the Company, one of its Subsidiaries or the Sphere Entertainment Surviving Entity other than for Cause, if such termination occurs within three (3) years of the Sphere Entertainment Change of Control or the going-private transaction with respect to the Company, (b) by you for Good Reason if such termination occurs within three (3) years of the Sphere Entertainment Change of Control or the going-private transaction with respect to the Company or (c) by you for any reason at least six (6) months, but not more than nine (9) months after the effective date of the Sphere Entertainment Change of Control or the going-private transaction with respect to the Company, in each case any substitute options shall remain exercisable for the remaining term of the Outstanding Options, or (2) with respect to the Outstanding Options that were exercisable on the effective date of the Sphere Entertainment Change of Control or the going-private transaction with respect to the Company, the substitute options shall become exercisable immediately (with an exercise period equal to the remaining term of the Outstanding Options) and the cash awards shall become payable promptly. The amount payable in cash shall be payable together with interest from the effective date of the Sphere Entertainment Change of Control or the going-private transaction with respect to the Company until the date of payment at (i) the weighted average cost of capital of the Company immediately prior to the effectiveness of the Sphere Entertainment Change of Control or the going-private transaction with respect to the Company or (ii) if the Company (or the Sphere Entertainment Surviving Entity) sets aside the funds in a trust or other funding arrangement, the actual earnings of such trust or other funding arrangement.

For the avoidance of doubt, any Options that are “underwater” as of a Sphere Entertainment Change of Control or a going-private transaction with respect to the Company (i.e., the exercise price equals or exceeds the “Offer price per share,” the “Acquisition price per share” or the “Merger price per share,” as applicable), may be cancelled for no consideration as of the consummation of the Sphere Entertainment Change of Control or the going-private transaction with respect to the Company.

2.	As used herein,

“Acquisition price per share” means the greater of (i) the highest price per share stated on the Schedule 13D or any amendment thereto filed by the holder of twenty percent (20%) or more of the Company’s voting power which gives rise to the Sphere Entertainment Change of Control or the going-private transaction with respect to the Company and (ii) the highest fair market value per share of common stock during the ninety (90)-day period ending on the date of such Sphere Entertainment Change of Control or going-private transaction with respect to the Company.

“Employer” means the Company or any other entity comprising the Sphere Entertainment Group that employs you.

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“Going-private transaction” means a transaction involving the purchase of Company securities described in Rule 13e-3 to the Securities and Exchange Act of 1934.

“Merger price per share” means, in the case of a merger, consolidation, sale, exchange or other disposition of assets that results in a Sphere Entertainment Change of Control or a going-private transaction with respect to the Company (a “Merger”), the greater of (i) the fixed or formula price for the acquisition of shares of common stock occurring pursuant to the Merger and (ii) the highest fair market value per share of common stock during the ninety (90)-day period ending on the date of such Sphere Entertainment Change of Control or going-private transaction with respect to the Company. Any securities or property which are part or all of the consideration paid for shares of common stock pursuant to the Merger shall be valued in determining the merger price per share at the higher of (A) the valuation placed on such securities or property by the Company, person or other entity which is a party with the Company to the Merger or (B) the valuation placed on such securities or property by the Committee.

“Offer price per share” means, in the case of a tender offer or exchange offer which results in a Sphere Entertainment Change of Control or a going-private transaction with respect to the Company (an “Offer”), the greater of (i) the highest price per share of common stock paid pursuant to the Offer or (ii) the highest fair market value per share of common stock during the ninety (90)-day period ending on the date of a Sphere Entertainment Change of Control or a going-private transaction with respect to the Company. Any securities or property which are part or all of the consideration paid for shares of common stock in the Offer shall be valued in determining the Offer Price per share at the higher of (A) the valuation placed on such securities or property by the Company, person or other entity making such offer or (B) the valuation placed on such securities or property by the Committee.

“Sphere Entertainment Change of Control” means the acquisition, in a transaction or a series of related transactions, by any person or group, other than Charles F. Dolan or members of the immediate family of Charles F. Dolan or trusts for the benefit of Charles F. Dolan or his immediate family (or an entity or entities controlled by any of them) or any employee benefit plan sponsored or maintained by the Company, of the power to direct the management of the Company or substantially all its assets (as constituted immediately prior to such transaction or transactions).

“Sphere Entertainment Surviving Entity” means the entity that owns, directly or indirectly, after consummation of any transaction, substantially all of the Company’s assets (as constituted immediately prior to such transaction). If any such entity is at least majority-owned, directly or indirectly, by any entity (a “parent entity”) which has shares of common stock (or partnership units) traded on a national stock exchange or the over-the-counter market, as reported on the New York Stock Exchange or any other stock exchange, then such parent entity shall be deemed to be the Sphere Entertainment Surviving Entity; provided that if there shall be more than one such parent entity, the parent entity closest to ownership of the Company’s assets shall be deemed to be the Sphere Entertainment Surviving Entity.

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Appendix 2

PERFORMANCE CONDITION – ACHIEVEMENT OF HURDLES

(This Appendix constitutes part of this Agreement)

The Performance Condition is based on the achievement of any of the Hurdles during the Performance Period as set forth below:

Hurdles	% of Options Vesting Upon Achievement of Hurdles*
$75.00	25%
$100.00	25%
$125.00	25%
$150.00	25%

*  Assuming the Service Condition is met on, before or after achievement of the Hurdle

Notwithstanding anything herein to the contrary (other than as provided in Appendix 1), measurement of the achievement of the Hurdles shall be based on a rolling thirty (30) consecutive trading day average of the Company’s closing per share price of a Class A Common Stock as reported on the principal exchange on which the Class A Common Stock is listed for trading during the Performance Period. Upon the achievement of any Hurdle during the Performance Period in accordance with the preceding sentence, the applicable percentage of the Options shall vest in accordance with the table above.

In the event the Company experiences an Adjustment Event (as defined in the Plan), then the Committee shall, in such manner as it may determine to be equitable in its sole discretion, adjust any or all of the terms of this Agreement (including, without limitation, the number of shares included in this Agreement, the type of property to which this Agreement is subject, the Hurdles and/or the exercise price included in this Agreement) in accordance with the terms and conditions of the Plan.

In addition, there shall be no proportionate or partial vesting in the periods prior to the applicable Hurdles being achieved as provided above, and all vesting shall occur only at such time as the applicable Hurdles have been achieved in accordance with the foregoing. Each right of purchase shall be cumulative and shall continue, unless sooner exercised or terminated as provided in this Agreement, through the expiration of the Term. Notwithstanding anything in this Agreement to the contrary, no vesting shall be permitted following the completion of the Performance Period.

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